UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009.

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637
Closed-End Funds Desk
www.ubs.com

Media release

For immediate release

Insured Municipal Income Fund Inc. – Support the Board’s Recommendation to Liquidate the Fund

As previously stated, if re-elected at the August 12, 2009 annual stockholders meeting, the current Board will submit to shareholders a proposal to liquidate the Fund. Bulldog Investors General Partnership (“BIGP”) and its principal, Phil Goldstein, continue to oppose the liquidation of the Fund. Here are reasons not to follow them and to support the current Board.

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, August 6, 2009 — Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF) today issued a response to new statements made by BIGP on August 5, 2009.

In recognition of the apparent preferences of the shareholders, the current Board will propose liquidation to shareholders if re-elected at the upcoming meeting. If re-elected, the Board will schedule a shareholder meeting with a record date that will occur before the end of September 2009. The meeting date will be before the end of October 2009.

In spite of the fact that liquidation of the Fund would result in the common shareholders receiving net asset value for their shares, BIGP and Phil Goldstein continue to oppose the proposal. We believe that shareholders should realize the following about their opposition:

•	BIGP claims that the Fund’s statement that “payment of liquidation proceeds will commence as soon as practicable” could “mean anything” and that, in contrast, “BIGP’s nominees are committed to conduct a significant tender offer at or near NAV by the end of 2009.” The Board and management affirm that they will move expeditiously to liquidate and distribute the proceeds to all shareholders. The current Board and the Fund’s investment advisor, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), are very familiar with the Fund’s complex structure and investments, and are in the best position to handle a liquidation. BIGP has only limited experience operating closed-end funds, and no experience operating a leveraged municipal bond fund that we are aware of. BIGP would be hard pressed to proceed more quickly to unwind the Fund’s complex leverage structure and obtain anything better than “fire sale” prices for the Fund’s holdings in order to finance a massive tender offer (e.g., 50% of the Fund).

Closed-End Funds Desk
August 6, 2009

•	BIGP states that, as the largest shareholder, “it is incentivized to promptly implement its plan to conduct a tender offer” and that “[t]he longer [the incumbent directors] can delay a liquidation payment, the more board fees they will collect.” In fact, during the fiscal year ended March 31, 2009, fees paid to the independent directors of the Fund averaged less than $8,500, while the Fund had net assets applicable to common shareholders as of March 31, 2009 of $269.3 million. In comparison, during the fiscal year ended July 31, 2008, fees paid to the independent directors of Mexico Equity & Income Fund (ticker symbol = MXE) (including Mr. Goldstein and his nominees) averaged over $21,000 based on public disclosures. Moreover, that fund had net assets as of January 31, 2009 of only $45.7 million.

•	BIGP states that “[t]he incumbents have no alternative plan to deliver NAV if the vote necessary to approve liquidation of the Fund is not obtained,” and it further refers to two closed-end funds that sought liquidation earlier this year but failed to receive a sufficient number of votes. BIGP neglects to mention why liquidation was not approved in those cases. Those other funds had a significant strategic investor who voted against liquidation in both cases, and with respect to one of those funds, engaged in a proxy battle by preparing and mailing his own proxy materials opposing the liquidation.

•	The Fund’s liquidation will allow common shareholders to receive the NAV of their shares and will pay the holders of the Fund’s APS their full liquidation preference of $50,000 per share. In light of the very different facts surrounding your Fund, and the support that the proposal to “realize NAV” seems to be getting based on current vote tallies, it is difficult to imagine that a proposal to liquidate the Fund would not receive sufficient support from the Fund’s shareholder base.

•	BIGP wants you to believe that because their plan to implement a tender offer does not require a shareholder vote, they will be able to move forward expeditiously without harm to the Fund. However, BIGP has not explained how its nominees would intend to unwind the Fund’s APS leverage and the Fund’s tender option bond program, and yet continue to meet the complex asset coverage requirements and ratings criteria to which the Fund must adhere. Any mistake made on meeting these requirements may leave the Fund unable to pay dividends to common shareholders and negatively impact the market price of its shares. In comparison, the current Board’s proposal to liquidate the Fund would result in each holder of APS receiving the $50,000 liquidation value on each APS held. APS shareholders should be aware that, as evidenced in prior APS redemptions, a partial redemption of APS may be subject to a random methodology for the selection of shares to be repurchased pursuant to procedures used by third-party clearing agencies, such as DTC.

•	BIGP criticizes the Fund for paying its solicitation expenses and defending itself against attacks from BIGP and others. Why doesn’t BIGP mention that it is largely

Closed-End Funds Desk
August 6, 2009

responsible for these expenses and why doesn’t BIGP remind you that, if its nominees are elected, they intend to seek reimbursement of the cost of their attacks against the Fund last year and this year?

Also, shareholders should be aware of the following:

•	While BIGP has said that their nominees intend to conduct a significant tender offer, BIGP never has provided any detail about the size of the tender offer, their intention to tender or not, the percentage of investors who will not be able to receive NAV and, importantly, about their ability to conduct a tender offer, or their ability to oversee and manage the Fund over the long-term if its nominees are elected. Shareholders should not take this risk. Tender offers will result in a smaller, less efficiently managed Fund, to the detriment of remaining shareholders, including APS holders.

•	BIGP and Phil Goldstein try to paint themselves as the champions of value. A closer look at their ongoing experiment trying to manage a closed-end fund is telling. Mr. Goldstein and his hand-selected nominees (Messrs. Dakos, Das, Goodstein and Hellerman) serve as Board members of MXE. Mr. Goldstein, in his 1999 proxy statement proposing his election to the MXE Board, stated that his “number one priority” would be to “promptly eliminate” the discount. Mr. Goldstein, who has been Chairman of MXE for many years, has repeatedly criticized the discount at which your Fund has traded, yet he and his candidates have proven unable to implement a plan to address the persistent discount of MXE. At the end of November 2001, when Mr. Goldstein’s nominees took over the MXE Board, that fund was trading at a discount of 8%. Since that time, MXE has traded at an average month-end premium/discount of -9.9% and recently traded at a discount of 17.6%!

•	BIGP keeps repeating that, as a large shareholder, its interests are aligned with the interests of other shareholders. As noted above, a tender offer would not provide liquidity to all shareholders, such as holders of APS (only limited pro rata distributions would likely be implemented). Is Mr. Goldstein willing to keep his investment in the Fund if elected, or will he tender his own shares into the offer that he is proposing? A liquidation of the type proposed by the incumbent directors would provide TOTAL liquidity to ALL shareholders in a fair and orderly fashion.

•	If the current Board is re-elected, it will proceed with a special meeting of shareholders to approve liquidation of the Fund as explained in the Fund’s press release issued on August 4, 2009. Fund shareholders should understand that if at least a majority of the slate of directors proposed by Mr. Goldstein prevails next Wednesday, the Fund will need to hold a subsequent special meeting of shareholders in any case. A special meeting of shareholders would be necessary in order to ask shareholders to approve a new advisory contract with a successor to UBS Global AM as investment advisor and administrator to the Fund. Even if the

Closed-End Funds Desk
August 6, 2009

shareholder proposal to terminate UBS Global AM as the Fund’s investment advisor does not pass, UBS Global AM intends to terminate its investment advisory contract with the Fund if Mr. Goldstein’s candidates are elected to control the Board. UBS Global AM would continue to perform its duties under the existing contract during the required 60-day termination period specified in the existing advisory contract with the Fund.

•	Given the complexities of managing a leveraged closed-end fund with both APS and a tender option bond program outstanding, the Board believes it would be in the interests of shareholders to re-elect the current board and use the special meeting of shareholders that will need to be held to approve the liquidation of the Fund. Having managed the Fund for many years and being familiar with the intricacies of the Fund’s leverage requirements, the Board believes that UBS Global AM is better positioned to proceed with liquidating the Fund and distributing the proceeds in an orderly fashion than an as yet unknown advisor to be designated by Mr. Goldstein and his slate at a future date.

In connection with the August 12, 2009 Annual Meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting. Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN or any other color proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.

Shareholders who have questions concerning the current proxy solicitation, or who need assistance in revoking any proxy they may have previously granted, should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of borrowing for investment purposes) in Insured Municipal Obligations, the income from which is exempt from regular federal income tax.

– END OF PRESS RELEASE –